Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

CHURCHILL DOWNS INCORPORATED

OF UP TO $500,000,000 OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $265.00 PER SHARE

AND NOT LESS THAN $230.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 7, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Churchill Downs Incorporated (the “Company,” “we,” “us,” or “our”) is offering to purchase shares of our common stock, no par value per share (the “Shares”), for cash up to an aggregate purchase price of $500,000,000, at a per Share price not greater than $265.00 and not less than $230.00, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will determine a single price per Share (the “Purchase Price”), which will be not greater than $265.00 and not less than $230.00 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders. Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $1.00) of not greater than $265.00 and not less than $230.00 per Share, at which Shares have been properly tendered, or have been deemed to be tendered in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $500,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer). All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a price lower than the Purchase Price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $500,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for restricted stock units (“RSUs”), performance stock units (“PSUs”), and phantom share units). In connection with the closing of the sale of Big Fish Games, Inc. (“Big Fish Games”) on January 9, 2018 (the “Big Fish Games Sale”), 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of $265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Shares that would result from the assumed exercise of RSUs, PSUs, and phantom share units, the proceeds of which are then assumed to have been used to repurchase outstanding Shares using the treasury stock method (“Potential Shares”)), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares).

The Offer is not conditioned on any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. See Section 7, “Conditions of the Offer.”

The Shares are listed on The NASDAQ Global Market (“NASDAQ”) and trade under the symbol “CHDN”.

On January 9, 2018, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $238.65 per Share, which is above the $230.00 per Share lower end of the price range for the Offer. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

If you have questions or need assistance, you should contact Georgeson LLC, the information agent for the Offer (the “Information Agent”) or J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery or other materials relating to the Offer, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

J.P. Morgan

January 10, 2018

IMPORTANT

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER, WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, and certain of our directors and executive officers may tender Shares in the Offer. Robert L. Evans, a director, has informed us that he currently intends to tender Shares in the Offer. Paul J. Thelen, President of Big Fish Games, has informed us that he currently intends to tender all of his Shares in the Offer. Following the sale of Big Fish Games by the Company, Mr. Thelen ceased to be employed by the Company. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. Our directors and executive officers may also, in compliance with stock ownership guidelines, internal compliance requirements and SEC rules, sell all or part of their Shares in open market transactions after the Offer has terminated, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. Such employees may also sell all or part of their Shares in open market transactions after the Offer has terminated, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

Summary of Procedures for Tendering your Shares.

If you want to tender all or part of your Shares in the Offer, you must do one of the following before 11:59 p.m., New York City time, on February 7, 2018, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal, according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary; and

•	if you are an institution participating in The Depository Trust Company (“ DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares but, to the extent applicable to you, (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

Shareholders who hold Shares through our First Amended and Restated Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) or managed Shares through our plan administrator should be aware that they have an earlier deadline for participation in the Offer as described in Section 3. Accordingly, such shareholders should contact the plan administrator as soon as possible in order to determine the times by which such shareholder must take action in order to participate in the Offer.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased by us in the Offer, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $230.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $230.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on January 9, 2018, the last full trading day before we commenced the Offer, when the closing market price on NASDAQ was $238.65.

Subject to the satisfaction or waiver of the conditions to the Offer, Shareholders properly tendering Shares at $230.00 per Share (the minimum Purchase Price pursuant to the Offer) (and not properly withdrawing such Shares) can reasonably expect to have at least a portion of such Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to the provisions relating to “odd lot” priority).

TO PROPERLY TENDER SHARES, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST COMPLETE AND SIGN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION CAPTIONED “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED.”

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO, PROVIDED THAT WE WILL COMPLY WITH THE REQUIREMENTS OF RULE 13e-4(f)(8) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”). HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13e-4(d)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT

THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE ARE PROVIDING YOU ONLY WITH INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION OR REPRESENTATION OR GIVE ANY OTHER INFORMATION TO YOU. IF YOU RECEIVE A RECOMMENDATION OR OTHER INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, and J.P. Morgan Securities LLC, the Dealer Manager for the Offer, in each case at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET	1

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights certain material information from this Offer to Purchase, but it does not describe the Offer to the same extent as described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Churchill Downs Incorporated, is offering to purchase your Shares. See Section 1.

How many Shares is the Company offering to purchase?

We are offering to purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to an aggregate purchase price of $500,000,000 payable in cash. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for RSUs, PSUs and phantom share units). In connection with the closing of the Big Fish Games Sale on January 9, 2018, 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of 265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). See Section 2.

In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting this Offer by means of a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to sell your Shares or to tender your Shares at the Purchase Price determined pursuant to the Offer. We are offering to purchase Shares for cash up to an aggregate purchase price of $500,000,000, at a per share price not greater than $265.00 and not less than $230.00, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal. Promptly after the Expiration Date, which is 11:59 p.m., New York City time, on February 7, 2018, unless the Offer is extended or withdrawn, we will, on the terms and subject to the conditions described in the Offer, determine the single per-Share Purchase Price, which will be not greater than $265.00 and not less than $230.00 per Share, that we will pay, subject to “odd lot” priority, proration and conditional tender provisions, for Shares properly tendered at or below the Purchase Price in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Shares tendered pursuant to the Offer and the prices specified, or deemed specified, by the tendering shareholders.

Upon the terms and subject to the conditions of the Offer, the Purchase Price will be the lowest price per Share (in increments of $1.00) of not greater than $265.00 and not less than $230.00 per Share, at which Shares have been properly tendered, or have been deemed to be tendered in the Offer, and not properly withdrawn, that will enable the Company to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $500,000,000 (or, if the Offer is not fully subscribed, all Shares properly tendered and not properly withdrawn pursuant to the Offer).

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $500,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $230.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $230.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on January 9, 2018, the last full trading day before we commenced the Offer, when the closing market price on NASDAQ was $238.65.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

If I am a holder of (i) vested RSUs and PSUs, (ii) Shares held through the Employee Stock Purchase Plan or (iii) managed Shares held through the Company’s plan administrator, how do I participate in the Offer?

If you are a holder of vested RSUs and PSUs, you may exercise your vested RSUs and PSUs and tender any Shares issued upon such exercise. You must exercise your RSUs and PSUs sufficiently in advance of the Expiration Time in order to have time for such exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of RSUs and PSUs cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of exercising any vested RSUs and PSUs and tendering any Shares issued upon such exercise. Each holder of vested RSUs and PSUs should contact the plan administrator in order to determine the times by which such shareholder must take action in order to participate in the Offer.

We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs or PSUs will not be accepted. Holders of RSUs or PSUs or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Shares that you hold through the Employee Stock Purchase Plan or other managed Shares held through the Company’s plan administrator may be tendered in the Offer, subject to the terms and conditions of the relevant plan documents and subject to the terms and conditions of the Offer.

If you would like to tender Shares held through the Employee Stock Purchase Plan or managed shares held through the Company’s plan administrator, you have an earlier deadline for accepting the Offer. See Section 3.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value and our prior disclosures concerning potential uses for the proceeds from the Big Fish Games Sale. In determining to proceed with the Offer, our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. See Section 2.

We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares at a premium over recent trading prices for the Shares. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. If the Company completes the Offer, shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. See Section 2.

Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer may permit the tendering shareholder to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

Following the tender offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 2.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire at 11:59 p.m., New York City time, on February 7, 2018, unless we extend or terminate the Offer. We may choose to extend the Offer, in our sole discretion, at any time on or prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 14.

If you hold Shares through the Employee Stock Purchase Plan or managed Shares through the Company’s plan administrator, you have an earlier deadline for participation in the Offer. We urge you to contact the plan administrator to find out their deadline for participating in the Offer. See Section 3.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline for giving instructions to participate in the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We may extend or amend the Offer in our sole discretion, subject to applicable law. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 14.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for tendered Shares depends upon a number of conditions that must be satisfied or waived by us, on or prior to the Expiration Date. We will not be required to accept for payment and pay for tendered Shares if any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	any statute, rule or regulation shall have been adopted or promulgated (in preliminary or final form) or there is any formal or internal interpretation of any statute, rule or regulation that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred;

•	any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;

•	any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after January 9, 2018, or any material escalation, on or after January 9, 2018, of any war or armed hostilities that had commenced prior to January 9, 2018, shall have occurred;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•	any decrease of more than 10% in the market price for the Shares on NASDAQ or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on January 9, 2018, shall have occurred;

•	any person shall have commenced, proposed, announced, made or have publicly disclosed a tender offer (other than the Offer), exchange offer, merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before January 9, 2018);

•	any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that has made such a filing before January 9, 2018 shall have acquired or publicly announced its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•	any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after January 9, 2018, that beneficially owns more than 5% of our outstanding Shares;

•	any person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from NASDAQ or held of record by less than 300 persons;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of the Company?

As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for RSUs, PSUs and phantom share units). In connection with the closing of the Big Fish Games Sale on January 9, 2018, 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of $265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares).

If any of our shareholders who:

•	hold Shares in their own name as holders of record, or

•	are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

How do I tender my Shares?

If you want to tender all or a portion of your Shares, you must do one of the following before 11:59 p.m., New York City time, on February 7, 2018, or any later time and date to which the Offer may be extended:

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (shareholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for giving instructions to participate in the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline);

•	If you hold Shares through the Employee Stock Purchase Plan or managed Shares through the Company’s plan administrator, you have an earlier deadline for participation in the Offer as described in Section 3. We urge you to contact the plan administrator to find out their deadline.

•	If you hold your certificates registered in your own name, you must complete and sign a Letter of Transmittal according to the instructions to the Letter of Transmittal and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 11:59 p.m., New York City time, on February 7, 2018, or such later time and date to which we may extend the Offer; and

•	If you are an institution participating in DTC, you must tender your Shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date,

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date, or

•	your other required documents cannot be delivered to the Depositary by the Expiration Date,

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May holders of RSUs, PSUs or other restricted equity awards participate in the Offer?

Holders of RSUs, PSUs or other restricted equity interests may not tender Shares represented by such interests unless and until they are fully vested or the restrictions on such awards have lapsed and have settled in Shares prior to the Expiration Date. The issuance of Shares in respect of RSUs, PSUs or other restricted equity awards cannot be reversed in the event that such Shares are not accepted for payment in the Offer.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if, because of proration, the Company may accept conditional tenders by random lot, a Holder making a conditional tender must have had tendered all of its Shares to qualify for such random selection.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at its address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 11:59 p.m., New York City time, on February 7, 2018, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on March 8, 2018. See Section 4.

You should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have earlier deadlines for giving instructions with respect to the Offer and you should contact your broker, dealer, commercial bank, trust company or other nominee to determine what their deadlines may be.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $500,000,000?

Upon the terms and subject to the conditions of the Offer if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $500,000,000, we will purchase Shares in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•	Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender even if you tender them at or below the final Purchase Price. See Sections 1 and 6. The number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. Each shareholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure, upon the terms and subject to the conditions of the Offer. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized us to make the Offer, none of the Company, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares or as to any price at which you might tender Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Offer, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, and certain of our directors and executive officers may tender Shares in the Offer. Robert L. Evans, a director, has informed us that he currently intends to tender Shares in the Offer. Paul J. Thelen, President of Big Fish Games, has informed us that he currently intends to tender all of his Shares in the Offer. Following the sale of Big Fish Games by the Company, Mr. Thelen’s employment with the Company ceased. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements. See Section 11.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

What will happen if I do not tender my Shares?

If the Offer is completed, shareholders who choose not to tender will own a greater percentage of ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

If the Offer is completed, it may also present some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out; and

•	the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our common stock or reduced liquidity in the trading market for our common stock following completion of the Offer.

Shareholders may be able to sell non-tendered Shares in the future, on NASDAQ or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

When and how will the Company pay for the Shares I tender that are accepted for payment?

We will pay the Purchase Price, net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for payment by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment or the Depositary will pay DTC for your Shares if they are held through DTC. DTC will allocate funds appropriately to the DTC participant through which you hold your Shares for payment of tendered Shares. See Section 5.

What is the recent market price for the Shares?

On January 9, 2018, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $238.65 per Share, which is above the $230.00 per Share lower end of the price range for the Offer. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution in respect of our stock, depending on the circumstances. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to U.S. federal income tax withholding at a 30% rate unless one of certain exemptions applies. We recommend that you consult your tax advisor to determine the consequences to you of participating in the Offer, including the applicability of any state, local or non-U.S. tax laws. See Section 13.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any stock transfer tax. See Section 5.

If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) Shares not tendered or accepted for payment are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent for the Offer or the Dealer Manager for the Offer, in each case at their respective addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice Guaranteed Delivery and other materials relating to the Offer from the Information Agent at its address and telephone number on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this document contains various “forward-looking statements.” The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “seek,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from expectations include the following:

•	the effect of economic conditions on our consumers’ confidence and discretionary spending or our access to credit;

•	additional or increased taxes and fees;

•	the effect of changes in tax laws on our Company or an investment in our Shares, including as a result of changes made pursuant to recently enacted U.S. tax legislation;

•	public perceptions or lack of confidence in the integrity of our business;

•	loss of key or highly skilled personnel;

•	restrictions in our debt facilities limiting our flexibility to operate our business;

•	general risks related to real estate ownership, including fluctuations in market values and environmental regulations;

•	catastrophic events and system failures disrupting our operations, including the impact of natural and other disasters on our operations and our ability to obtain insurance recoveries in respect of such losses;

•	inability to identify and complete acquisition, expansion or divestiture projects on time, on budget or as planned;

•	difficulty in integrating recent or future acquisitions into our operations;

•	legalization of online real money gaming in the United States, and our ability to capitalize on and predict such legalization;

•	inability to respond to rapid technological changes in a timely manner;

•	inadvertent infringement of the intellectual property of others; inability to protect our own intellectual property rights;

•	security breaches and other security risks related to our technology, personal information, source code and other proprietary information, including failure to comply with regulations and other legal obligations relating to receiving, processing, storing and using personal information;

•	payment-related risks, such as chargebacks for fraudulent credit card use;

•	compliance with the Foreign Corrupt Practices Act or applicable money-laundering regulations;

•	work stoppages and labor issues;

•	difficulty in attracting a sufficient number of horses and trainers for full field horseraces;

•	inability to negotiate agreements with industry constituents, including horsemen and other racetracks;

•	personal injury litigation related to injuries occurring at our racetracks;

•	the inability of our totalisator company, United Tote, to maintain its processes accurately, keep its technology current or maintain its significant customers;

•	weather conditions affecting our ability to conduct live racing;

•	increased competition in the horseracing business;

•	changes in the regulatory environment of our racing operations;

•	declining popularity in horseracing;

•	seasonal fluctuations in our horseracing business due to geographic concentration of our operations;

•	increased competition in our casino business;

•	changes in regulatory environment of our casino business;

•	development and expansion of casinos is costly and susceptible to delays, cost overruns and other uncertainties;

•	concentration and evolution of slot machine manufacturing and other technology conditions that could impose additional costs;

•	impact of further legislation prohibiting tobacco smoking;

•	geographic concentration of our casino business;

•	changes in regulatory environment for our advanced deposit wagering business;

•	increase in competition in the advanced deposit wagering business;

•	inability to retain current customers or attract new customers to our advanced deposit wagering business;

•	uncertainty and changes in the legal landscape relating to our advanced deposit wagering business; and

•	failure to comply with laws requiring us to block access to certain individuals could result in penalties or impairment in our ability to offer advanced deposit wagering.

INTRODUCTION

To the Holders of our Shares:

The Company offers to purchase Shares having an aggregate purchase price of up to $500,000,000, pursuant to tenders at a per-Share price specified, or deemed specified, by the tendering shareholders of not greater than $265.00 and not less than $230.00 per Share. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $500,000,000 are properly tendered at or below the purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date. See Section 3.

The Offer is not conditioned on any minimum value of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, and certain of our directors and executive officers may tender Shares in the Offer. Robert L. Evans, a director, has informed us that he currently intends to tender Shares in the Offer. Paul J. Thelen, President of Big Fish Games, has informed us that he currently intends to tender all of his Shares in the Offer. Following the sale of Big Fish Games by the Company, Mr. Thelen’s employment with the Company ceased. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. Our other employees, including officers who are not executive officers, are permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to the Company’s internal compliance requirements.

In accordance with the rules of the SEC, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500,000,000, we may exercise our right to purchase up to an additional 2% of our outstanding Shares, without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to amend the Offer, including an amendment to change the per Share price range or to purchase additional Shares, subject to applicable law. See Sections 1 and 14.

If Shares representing an aggregate purchase price of more than $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the Preferred Odd Lots);

•	Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender, even if your Shares are properly tendered at or below the Purchase Price.

The Purchase Price will be paid net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. See Section 13 regarding certain U.S. federal income tax consequences of the Offer.

Any tendering U.S Holder (as defined in Section 13) who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to backup withholding, unless such holder establishes that such holder is within a class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 13). In order for a Non-U.S. Holder to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s non-U.S. status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 13 regarding U.S. federal income tax consequences of the Offer.

Holders of RSUs and PSUs may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date. See Sections 3 and 11 for more information.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson LLC, the Information Agent for the Offer, American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, and J.P. Morgan Securities LLC, the Dealer Manager for the Offer. See Section 15.

As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for RSUs, PSUs and phantom share units). In connection with the closing of the Big Fish Games Sale on January 9, 2018, 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of $265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares).

If any of our shareholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed on NASDAQ and trade under the symbol “CHDN”. On January 9, 2018, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on NASDAQ was $238.65 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares and deciding what price or prices at which to tender. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information and these documents and the other materials relating to the Offer should be read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer we will purchase Shares properly tendered and not properly withdrawn (in accordance with Section 4) before the Expiration Date, having an aggregate purchase price of up to $500,000,000, at a price per Share not greater than $265.00 and not less than $230.00 net to the tendering shareholder in cash, less any applicable withholding taxes and without interest. Upon the terms and subject to the conditions of the Offer, if Shares with an aggregate purchase price of less than $500,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

The term “Expiration Date” means 11:59 p.m., New York City time, on February 7, 2018. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw any such shareholder’s Shares.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Preferred Odd Lots. Except as described herein, the withdrawal rights expire at the Expiration Date.

If we (i) increase the maximum aggregate purchase price of Shares that we may purchase in the Offer by the equivalent of more than 2% of our outstanding Shares, (ii) decrease the maximum aggregate purchase price of Shares that we may purchase in the Offer or (iii) change the range of purchase prices at which shareholders may tender their Shares, then the Offer must remain open for at least ten business days following the date that notice of the increase, decrease or change is first published, sent or given in the manner specified in Section 14.

Only Shares properly tendered at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. However, because of the proration, “odd lot” priority, and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased if Shares having an aggregate purchase price of greater than $500,000,000 are properly tendered at or below the Purchase Price and not properly withdrawn. We will return any Shares that we do not purchase, including Shares tendered at prices greater than the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, promptly following the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM VALUE OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than an aggregate purchase price of $500,000,000 of Shares (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares at the Purchase Price in the following order of priority:

•	First, we will purchase all odd lots of less than 100 Shares from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by any such Odd Lot Holder will not qualify for this preference) (the “Preferred Odd Lots”);

•

Second, after purchasing all the Preferred Odd Lots that were properly tendered at or below the Purchase Price and not properly withdrawn, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares at or below the Purchase Price conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have purchased Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered at or below the Purchase Price must have properly tendered all of their Shares at or below the Purchase Price and not properly withdrawn them before the Expiration Date.

Therefore, it is possible that we will not purchase all of the Shares that you tender. As we noted above, we may elect to purchase more than an aggregate purchase price of $500,000,000 of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price as we may elect.

Odd Lots. The term “odd lots” means all Shares tendered at or below the Purchase Price by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares, provided that (a) this priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares, and (b) to qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the preliminary proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares (excluding Odd Lot Holders who tender all of their Shares) will be based on the ratio of the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders (excluding Odd Lot Holders who tender all of their Shares). Because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date, assuming that Shares are tendered by use of the procedures for guaranteed delivery. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value and our prior disclosures concerning potential uses for the proceeds from the Big Fish Games Sale. In determining to proceed with the Offer, our senior executives and management team and our Board of Directors evaluated the Company’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources.

In addition, we believe that the “modified Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares. In determining to proceed with a modified Dutch auction, we considered, among other things, recent trading prices and volumes for the Shares, various issuer tender offers conducted by other companies, liquidity opportunities available to our shareholders and our results of operations. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales.

The Offer also provides shareholders, who are the registered owner of their Shares, with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on NASDAQ.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•	we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, with less potential disruption to the market price for the Shares; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in the Company.

Potential Risks and Disadvantages of the Offer. The Offer also presents potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer, our liquidity will be reduced by the cash paid out;

•	purchases may occur at a premium to the current market price of the Shares; and

•	the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower prices for our common stock or reduced liquidity in the trading market for our common stock following completion of the Offer.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO ANY PRICE AT WHICH YOU MIGHT TENDER SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Offer. As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for RSUs, PSUs and phantom share units). In connection with the closing of the Big Fish Games Sale on January 9, 2018, 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of $265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares).

Based on the published guidelines of NASDAQ and the conditions of the Offer, we expect that our purchase of Shares pursuant to the Offer will not result in delisting of our remaining Shares on NASDAQ. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, us determining that the consummation of the Offer will not cause our Shares to be delisted from NASDAQ or our Shares to be held by fewer than 300 persons.

Shareholders who choose not to tender will own, and shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration may own, a greater percentage ownership of our outstanding Shares following the consummation of the Offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company, including risks resulting from our purchase of Shares.

In addition, following consummation of the Offer, shareholders retaining an equity interest in the Company may also face reduced trading liquidity. The trading prices of the Shares following completion of the Offer may be lower or higher than the Purchase Price. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

We will either cancel or hold as treasury stock Shares that we repurchase pursuant to the Offer. Shares that we acquire pursuant to the Offer and retire will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law) for all purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Other Share Repurchases. Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into or exercisable for Shares, other than pursuant to the Offer, until at least ten business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 13e-4.

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither the Company nor any of its executive officers, directors or affiliates (including executive officers and directors of the Company’s affiliates) has any proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets, including assets of our subsidiaries;

•	any material change in our present dividend rate or policy, our capitalization or our indebtedness;

•	any change in our present Board of Directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer except for the fact that (i) Craig J. Duchossois is not standing for re-election as a member of the Board at this year’s annual meeting, and (ii) Paul J. Thelen entered into a separation agreement with the Company in connection with the Big Fish Sale and will no longer serve as President of Big Fish Games;

•	any material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of RSUs, PSUs or other stock options to employees in the ordinary course of business; or

•	any changes in our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein), our management continually assesses and reassesses possible acquisitions, divestitures, restructurings, and other extraordinary corporate transactions and possible changes to our capitalization and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from our deciding to undertake any such alternatives.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, either

(1)        the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message (as defined below), must be received before 11:59 p.m., New York City time, on February 7, 2018 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

(2)        the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Our acceptance for payment of Shares properly tendered by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate and appropriately indicate the minimum number of Shares that must be purchased from the shareholder for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Moreover, because an applicable withholding agent may not know whether a particular shareholder qualifies for sale or exchange treatment, gross proceeds paid to a Non-U.S. Holder may be assumed for withholding tax purposes to be treated as a dividend. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 13.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares under the Offer must complete the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” by either (1) checking the box in the section entitled “Shares Tendered at Price Determined under the Offer” or (2) checking one of the boxes in the section entitled “Shares Tendered at Price Determined by Shareholder,” indicating the price at which Shares are being tendered.

Shareholders who elect to indicate a specific price should be aware that this election could mean that none of their Shares will be purchased if the indicated price is above the Purchase Price. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box captioned “Shares Tendered at a Price Determined under the Offer” in the section of the Letter of Transmittal titled “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $230.00 per Share. You should understand that this election may effectively lower the Purchase Price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $230.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on January 9, 2018, the last full trading day before we commenced the Offer, when the last reported sales price on NASDAQ was $238.65.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1)        the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the sections captioned “Special Payment Instructions” and “Special Delivery Instructions” on the Letter of Transmittal; or

(2)        Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners that appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

If a certificate for Shares in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder that appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	either of (i) certificates for the Shares, or (ii) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC as described below;

•	either of (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or (ii) an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary to specify the order in which we will purchase tendered Shares in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by confirmation of book-entry transfer). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including any Letters of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account at DTC with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, in addition to such delivery, either (i) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a confirmation of book-entry transfer, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC participant.

Guaranteed Delivery. Shareholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares, if all of the following conditions are satisfied:

(1)        the tender is made by or through an Eligible Institution;

(2)        a validly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary (and which must include a guarantee by an Eligible Institution) by overnight courier or facsimile transmission (for Eligible Institutions only) on or before the Expiration Date; and

(3)        the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of a Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC , together with (a) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (b) all other required documents.

Shareholders may contact the Information Agent, the Dealer Manager or their broker, dealer, commercial bank, trust company or other nominee through which it holds Shares for assistance in connection with the Offer. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Restricted Stock Units and Performance Stock Units. We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs or PSUs will not be accepted.

Holders of RSUs or PSUs or other restricted equity interests may not tender Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date.

Shares held through the Employee Stock Purchase Plan and managed Shares held through the plan administrator. Shares that you hold through the Employee Stock Purchase Plan and managed Shares held through the Company’s plan administrator may be tendered in the Offer, subject to the terms and conditions of the relevant plan document and subject to the terms and conditions of the Offer. If you would like to tender Shares held through the Employee Stock Purchase Plan or managed Shares held through the Company’s plan administrator, you have an earlier deadline for accepting the Offer. We urge you to contact the plan administrator to find out their deadline.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be decided by us, in our reasonable discretion, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. In the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $500,000,000, we will determine, in our absolute discretion, whether to exercise our right to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE PURCHASE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Tendering Shareholder’s Representation and Warranty; Acceptance by the Company Constitutes an Agreement; Compliance with Short-Tendering Rule. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms, and subject to the conditions, of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. If the share certificates that a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on March 8, 2018. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless such shares have been tendered for the account of an Eligible Institution, the signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our reasonable discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of any particular Shares by any particular shareholder without waiving any similar defect or irregularity with respect to other Shares or other shareholders. None of the Company, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer we will purchase Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (in accordance with Section 4) on or before the Expiration Date with an aggregate purchase price of up to $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law). For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer. No Shares tendered above the Purchase Price will be purchased pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or confirmation of book-entry transfer of Shares into the Depositary’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal, or an Agent’s Message, in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates or book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders who tender all of their Shares). As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if Shares having an aggregate purchase price of more than $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the

Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered at or below the Purchase Price by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the resulting aggregate purchase price of the Shares to be purchased to fall below $500,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such aggregate purchase price of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price, and so indicated by checking the appropriate box in the Letter of Transmittal.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer and/or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	any legal action, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	any statute, rule or regulation shall have been adopted or promulgated (in preliminary or final form) or there is any formal or internal interpretation of any statute, rule or regulation that affects or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our or subsidiaries’ business or our ability to purchase some or all of the Shares in the Offer;

•	any general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension or limitation of payment in respect of banks in the United States shall have occurred;

•	any changes in the general political, market, economic or financial conditions that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impair the contemplated future conduct of our or our subsidiaries’ business, shall have occurred;

•	any commencement of a war, armed hostilities or other national or international calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after January 9, 2018, or any material escalation, on or after January 9, 2018, of any war or armed hostilities that had commenced prior to January 9, 2018, shall have occurred;

•	in the case of any of the matters described in the preceding three bullets existing at the time of the announcement of the Offer, as applicable, any material acceleration or worsening thereof;

•	any decrease of more than 10% in the market price for the Shares on NASDAQ or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on January 9, 2018 shall have occurred;

•	any person shall have commenced, proposed, announced, made or have publicly disclosed a tender or offer (other than the Offer), exchange offer, merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	any person (including a group (as such term is used in Section 13(d)(3) of the Exchange Act)) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC before January 9, 2018);

•	any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that has made such a filing before January 9, 2018 shall have acquired or publicly announced its proposal to acquire additional Shares representing 2% or more of our Shares outstanding at the time of such acquisition or public announcement;

•	any new group (as such term is used in Section 13(d)(3) of the Exchange Act) shall have been formed, on or after January 9, 2018, that beneficially owns more than 5% of our outstanding Shares;

•	any person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott-Rodino Act, reflecting an intent to acquire us or any Shares, or made a public announcement reflecting an intent to take any such action;

•	we determine, in our reasonable judgment, that completion of the Offer and the purchase of Shares would result in the Shares being delisted from NASDAQ or held of record by less than 300 persons;

•	Standard & Poor’s or Moody’s shall have downgraded or withdrawn the rating accorded to the Company or its debt securities; and/or

•	any material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, in our reasonable judgment, shall have occurred.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, we will as promptly as practical notify shareholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. In certain circumstances, if we waive or modify any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

8.	Price Range of Shares; Dividends.

Our Shares are listed on NASDAQ under the symbol “CHDN”.

The following table sets forth the high and low sale prices of the Shares as reported by NASDAQ and dividends declared per Share for the relevant periods.

			Dividends declared per Share
	Share Price
	High	Low
2015
First quarter	$115.265	$90.520	$0.00
Second quarter	$129.010	$111.930	$0.00
Third quarter	$143.320	$118.330	$0.00
Fourth quarter	$152.980	$130.735	$1.15

2016
First quarter	$148.180	$121.560	$0.00
Second quarter	$149.050	$118.760	$0.00
Third quarter	$151.480	$121.750	$0.00
Fourth quarter	$157.150	$131.700	$1.32

2017
First quarter	$160.000	$141.000	$0.00
Second quarter	$186.050	$154.600	$0.00
Third quarter	$208.550	$178.850	$0.00
Fourth quarter	$239.500	$204.250	$1.52

2018
First quarter (to January 9, 2018)	$240.05	$236.60	$0.00

On January 9, 2018, the last full trading day before we commenced the Offer, the last reported sales price of the Shares on NASDAQ was $238.65 per Share. It is possible that the Purchase Price could be below the last reported sale price of the Shares on the last full trading day before the Company commenced the Offer or on the date of expiration of the Offer. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares.

Any dividend payment must be approved by the Company’s Board of Directors. In determining whether to pay any dividend, our Board of Directors may consider Company’s financial position, the performance of our businesses, our consolidated financial condition, results of operations, capital and liquidity positions and risk profile, our expectations for capital generation and utilization, the existence of investment opportunities, and other factors.

9.	Source and Amount of Funds.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares acquired pursuant to the Offer, together with all related fees and expenses, to be approximately $500,000,000. We intend to fund the purchase of the Shares with proceeds from the Big Fish Games Sale, which closed on January 9, 2018.

10.	Certain Information Concerning the Company.

General. We are a racing, gaming and online entertainment company anchored by our iconic flagship event— The Kentucky Derby. We have approximately 10,000 gaming positions in eight states, and we are also the largest, legal mobile and online platform for betting on horseracing in the United States. We were organized as a Kentucky corporation in 1928, and our principal executive offices are located in Louisville, Kentucky.

Selected Financial Information. The following table sets forth our consolidated cash and capitalization, as of September 30, 2017, and on an as-adjusted basis to give effect, as of such date, to (i) the issuance of $500,000,000 aggregate principal amount of 4.75% Senior Notes due 2028 (the “Notes Offering”), which closed on December 27, 2017, (ii) the redemption (the “Redemption”) of $600,000,000 aggregate principal amount of our 5.375% Senior Notes due 2021 on December 29, 2017, (iii) the entry into senior secured credit facilities in an aggregate amount of $1,100.0 million, comprised of a senior secured revolving credit facility and a $400.0 million term loan B facility, which closed on December 27, 2017 (the “Senior Credit Facilities” and together with the Notes Offering and the Redemption, the “Refinancing Transactions”), (iv) the Big Fish Games Sale, which closed on January 9, 2018, and (v) the purchase of 2,020,202 shares of our common stock for an aggregate purchase price of $500,000,000 pursuant to the Offer (which assumes that the Offer is fully subscribed and that the Purchase Price per share is determined to be $247.50 (the mid-point between the lowest and highest per-share purchase prices under the terms of the Offer)). The information presented in the table below, and pro forma information presented in the following paragraph, including interest expense, net income and basic and diluted net income per common share, should each be read together with the consolidated historical financial statements and notes thereto that are included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the Unaudited Pro Forma Balance Sheet that gives effect to the Big Fish Games Sale, which is included as Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on November 30, 2017, each of which are incorporated by reference into this Offer to Purchase.

	As of September 30, 2017
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$57.8	$308.1

Debt:
Senior Credit Facilities(1)	528.9	400.0
5.375% Senior Notes due 2021	600.0	---
4.75% Senior Notes due 2028	---	500.0
Total debt	1,128.9	900.0
Total shareholders’ equity	626.3	383.5

Total capitalization	$1,755.2	$1,283.5

(1)	On an as adjusted basis, we would have had $692.9 million of availability under our Revolving Facility as of September 30, 2017 after taking account of $7.1 million letters of credit.

If the Refinancing Transactions, the Big Fish Games Sale and the Offer had been completed on the terms described above as of January 1, 2017, for the nine months ended September 30, 2017, our pro forma interest expense would have been $27.5 million (compared to actual interest expense of $36.0 million for such period), our pro forma net income would have been $95.0 million (compared to actual net income of $102.3 million for such period) and our basic net income per common share would have been $7.12 and our diluted net income per Share would have been $6.97 (compared to actual basic net income per Share of $6.43, and actual diluted net income per Share of $6.32, each for such period). These amounts are not intended to represent and may not necessarily be indicative of the corresponding amounts that would have been reported had the transactions been completed on the terms and dates described above and should not be taken as representative of and are not necessarily indicative of our future interest expense, net income or earnings per Share.

The Company expects the potential impact of the recently enacted U.S. tax reform legislation to be favorable to the Company primarily due to the reduction in the U.S. corporate income tax rate from 35% to 21%. The lowering of the U.S. corporate income tax rate to 21% requires revaluation of the Company’s net deferred tax liability position as of December 31, 2017. As a result of this revaluation, we expect an income tax benefit in the fourth quarter 2017 of $55 to $65 million, of which $35 to $40 million is related to Big Fish Games and $20 to $25 million is related to the other Company business segments. This is a non-cash benefit to the Company’s fourth quarter 2017 results. In the fourth quarter 2017, we also incurred a pre-tax cash charge of $16.1 million related to the call premium on the early redemption of our 5.375% Senior Notes due 2021 and a pre-tax non-cash charge of $4.7 million related to the write off of origination costs from the extinguishment of debt. In addition, we expect to incur pre-tax non-cash charges of $20 to $25 million relating to the impairment of certain intangible and other assets. We expect these items to add $22 to $36 million to our net income for the year ended December 31, 2017. The Company intends to disclose the details of the final actual amounts in its fourth quarter 2017 results announcement. The pro forma financial information incorporated herein by reference does not give effect to any such items.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference into this offer to purchase the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02 or 7.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this Offer to Purchase, until the termination of this Offer. Such future filings will automatically update and supersede the previously filed information. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on April 26, 2017 and July 26, 2017, respectively;

•	Current Reports on Form 8-K, filed on March 27, 2017, April 25, 2017, April 27, 2017, June 12, 2017 (other than Item 7.01 disclosure which is not incorporated by reference), June 20, 2017 (amending our Current Report on Form 8-K filed on April 27, 2017), July 26, 2017 (other than Item 2.02 which is not incorporated by reference), October 25, 2017, October 26, 2017, November 30, 2017 (incorporating Item 8.01 and Item 9.01 disclosures only), November 30, 2017 (including Item 1.01 and Item 8.01 disclosures and Exhibit 99.1 thereto and excluding Exhibit 99.2 thereto) December 12, 2017 (other than Item 7.01 disclosure which is not incorporated by reference), December 27, 2017 and January 9, 2018; and

•	the Company’s Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Shareholders to be held on April 25, 2017, filed on March 16, 2017 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016).

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers may call toll free: (866) 628-6024

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership As of January 8, 2018, we had 15,410,179 issued and outstanding Shares (and 191,508 Shares reserved for RSUs, PSUs and phantom share units). In connection with the closing of the Big Fish Games Sale on January 9, 2018, 72,870 Shares were issued in connection with the vesting of certain RSUs and PSUs, which does not reflect any Shares that will be withheld to satisfy tax obligations. If the Offer is fully subscribed at a Purchase Price of $265.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 1,886,792 Shares, which would represent approximately 12.2% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 12.1% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares). If the Offer is fully subscribed at a Purchase Price of $230.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer will result in the repurchase by the Company of 2,173,913 Shares, which would represent approximately 14.1% of our issued and outstanding Shares as of January 8, 2018 (which excludes Potential Shares), or 14.0% of our outstanding Shares on a fully diluted basis as of January 8, 2018 (which includes Potential Shares).

As of January 5, 2018, our directors and executive officers as a group beneficially owned an aggregate of approximately 2,037,835 Shares, representing approximately 13.17% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, and certain of our directors and executive officers may tender Shares in the Offer. Robert L. Evans, a director, has informed us that he currently intends to tender Shares in the Offer. Paul J. Thelen, President of Big Fish Games, has informed us that he currently intends to tender all of his Shares in the Offer following the sale of Big Fish Games by the Company and his separation of employment from the Company. The equity ownership of our directors and executive officers who do not tender their Shares in the Offer will proportionally increase as a percentage of our outstanding common stock following the consummation of the Offer. Accordingly, assuming we purchase 2,020,202 Shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers who do not tender their Shares in the Offer to approximately 13.32%. Our directors and executive officers may also, in compliance with stock ownership guidelines and internal compliance requirements, sell their shares in open market transactions after the Offer has terminated, at prices that may or may not be more favorable than the Purchase Price to be paid in the Offer.

The following table provides the beneficial ownership of our Shares by each of our directors and executive officers as of January 5, 2018, as well as the percentage of beneficial ownership of each director and executive officer, and does not reflect any Shares tendered in the Offer.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Ulysses L. Bridgeman, Jr.	5,061(1)	*
Craig J. Duchossois	1,037,890(2)	6.71
Richard L. Duchossois	1,181,929(3)	7.64
Robert L. Evans	90,888(4)	0.59
Robert L. Fealy	16,237(5)	0.10
Douglas C. Grissom	135(6)	*
Daniel P. Harrington	248,744(7)	1.61
G. Watts Humphrey, Jr.	56,448(8)	0.36
R. Alex Rankin	11,248(9)	*
William C. Carstanjen	140,777(10)	0.91
William E. Mudd	83,643(11)	0.54
Marcia A. Dall	5,072(12)	*
Paul J. Thelen	163,136(13)	1.05

13 Directors and Executive Officers as a Group	2,037,835	13.17

*	Represents less than 0.1% of our total outstanding Shares.

(1)        Includes 1,417 deferred stock units, which Mr. Bridgeman has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 3,644 restricted shares, over which Mr. Bridgeman has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(2)        Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 1,000,000 shares owned by CDI Holdings, LLC, a wholly-owned subsidiary of The Duchossois Group, Inc., and 3,373 shares owned by The Chamberlain Group, Inc. Mr. Craig J. Duchossois also shares voting and investment power with respect to 17,646 shares owned by three trusts. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Craig J. Duchossois, 1,003,373 shares are also listed as beneficially owned by Mr. Richard L. Duchossois. Figure illustrated includes 11,422 deferred stock units, which Mr. Craig J. Duchossois has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Craig J. Duchossois has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(3)        Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 1,000,000 shares owned by CDI Holdings, LLC, a wholly-owned subsidiary of The Duchossois Group, Inc., and 3,373 shares owned by The Chamberlain Group, Inc. Mr. Richard L. Duchossois also shares voting and investment power with respect to 165,947 shares owned by the RLD Revocable Trust. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 1,003,373 shares are also listed as beneficially owned by Mr. Craig J. Duchossois. Figure illustrated includes 2,613 deferred stock units, which Mr. Duchossois has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Duchossois has neither voting nor dispositive power until his resignation or retirement from the Board, awarded by the Company for his board service.

(4)        Includes 1,623 restricted shares, over which Mr. Evans has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(5)        Includes 10,789 deferred stock units, which Mr. Fealy has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Fealy has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(6)        Includes 135 deferred stock units, which Mr. Grissom has elected to defer pursuant to the Company’s deferred compensation plan.

(7)        Mr. Harrington shares voting and investment power with respect to 233,300 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. Figure illustrated includes 9,995 deferred stock units, which Mr. Harrington has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,448 restricted shares, over which Mr. Harrington has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(8)        Includes 5,448 restricted shares, over which Mr. Humphrey has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(9)        Includes 5,448 restricted shares, over which Mr. Rankin has neither voting nor dispositive power until immediately following his resignation or retirement from the Board, awarded by the Company for his board service.

(10)      Excludes 3,812 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2018, at which time all such units shall vest without restriction. Excludes 8,598 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2018, at which time 4,299 units shall vest without restriction, and December 31, 2019, at which time the remaining 4,299 units shall vest without restriction. Excludes 36,194 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2017, at which time the performance period ends with regard to 11,862 performance stock units, December 31, 2018, at which time the performance period ends with regard to 11,437 performance stock units, and December 31, 2019, at which time the performance period ends with regard to 12,895 performance stock units.

(11)      Excludes 1,652 restricted stock units, tied to Mr. Mudd’s continued service, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2018, at which time all such units shall vest without restriction. Excludes 3,654 restricted stock units, tied to Mr. Mudd’s continued service, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2018, at which time 1,827 units shall vest without restriction, and December 31, 2019, at which time the remaining 1,827 units shall vest without restriction. Excludes 15,577 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2017, at which time the performance period ends with regard to 5,140 performance stock units, December 31, 2018, at which time the performance period ends with regard to 4,956 performance stock units, and December 31, 2019, at which time the performance period ends with regard to 5,481 performance stock units.

(12)      Excludes 1,834 restricted shares, tied to Ms. Dall’s continued service to the Company, awarded under the Company’s 2007 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until October 12, 2018, at which time all such shares shall vest without restriction. Excludes 1,109 restricted stock units, tied to Ms. Dall’s continued service, awarded under the Company’s 2007 Omnibus Stock

Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time all such units shall vest without restriction. Excludes 2,258 restricted stock units, tied to Ms. Dall’s continued service, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time 1,129 units shall vest without restriction, and December 31, 2019, at which time the remaining 1,129 units shall vest without restriction. Excludes 6,713 performance stock units awarded under the Company’s executive long term incentive compensation plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2018, at which time the performance period ends with regard to 3,328 performance stock units, and December 31, 2019, at which time the performance period ends with regard to 3,385 performance stock units.

(13)      Excludes 22,477 shares of Common Stock, less 8,839 shares withheld for taxes, vesting on January 9, 2018 pursuant to the Separation Agreement and Release entered into by Mr. Thelen as part of the Big Fish Games Sale.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors and executive officers and their associates and the Company’s subsidiaries, no transactions with respect to Shares have been effected during the 60 days prior to the date hereof by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors or executive officers or their affiliates or the Company’s subsidiaries:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Ulysses L. Bridgeman Jr.	12/31/17	Phantom Share Units – Deferred Compensation	62.849	N/A
William C. Carstanjen	12/31/17	RSU vesting	20,000	$232.70
William C. Carstanjen	12/31/17	RSU vesting	14,042	$232.70
William C. Carstanjen	12/31/17	Shares withheld for tax	6,937	$232.70
William C. Carstanjen	12/31/17	Shares withheld for tax	9,880	$232.70
Marcia A. Dall	12/31/17	RSU vesting	2,238	$232.70
Marcia A. Dall	12/31/17	Shares withheld for tax	989	$232.70
Craig J. Duchossois	12/31/17	Phantom Share Units – Deferred Compensation	103.674	N/A
Robert L. Fealy	12/31/17	Phantom Share Units – Deferred Compensation	111.732	N/A
Douglas C. Grissom	12/31/17	Phantom Share Units – Deferred Compensation	81.65	N/A
Daniel P. Harrington	12/31/17	Phantom Share Units – Deferred Compensation	149.871	N/A
William E. Mudd	12/31/17	RSU vesting	15,000	$232.70
William E. Mudd	12/31/17	RSU vesting	6,049	$232.70
William E. Mudd	12/31/17	Shares withheld for tax	3,033	$232.70
William E. Mudd	12/31/17	Shares withheld for tax	7,334	$232.70
Paul J. Thelen	12/31/17	RSU vesting	5,340	$232.70
Paul J. Thelen	12/31/17	Shares withheld for tax	1,787	$232.70
Ulysses L. Bridgeman Jr.	1/5/18	RSU – Dividends	31.9148	N/A
Craig J. Duchossois	1/5/18	RSU – Dividends	106.3743	N/A
Richard L. Duchossois	1/5/18	RSU – Dividends	50.8256	N/A
Robert L. Evans	1/5/18	RSU – Dividends	10.2400	N/A
Robert L. Fealy	1/5/18	RSU – Dividends	102.3782	N/A
Douglas C. Grissom	1/5/18	RSU – Dividends	0.854	N/A
Daniel P. Harrington	1/5/18	RSU – Dividends	97.3736	N/A
G. Watts Humphrey, Jr.	1/5/18	RSU – Dividends	34.3500	N/A
R. Alex Rankin	1/5/18	RSU – Dividends	34.3500	N/A
Paul J. Thelen	1/9/18	RSU vesting	22,477	$238.65
Paul J. Thelen	1/9/18	Shares withheld for tax	8,839	$238.65

Arrangements Concerning the Shares.

2016 Omnibus Stock Incentive Plan. On February 24, 2016, we replaced our previous stock compensation program, the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan (the “2007 Incentive Plan”) with a new program, the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (the “2016 Incentive Plan”). The 2016 Incentive Plan is intended to advance our long-term success by encouraging stock ownership among key employees and the Board of Directors. Awards may be in the form of stock options, stock appreciation rights, restricted stock, RSUs, performance shares, PSUs or performance cash. The 2016 Incentive Plan has a minimum vesting period of one year for awards granted. During 2016, we awarded stock compensation under both the 2007 Incentive Plan and the 2016 Incentive Plan.

Restricted Shares and RSUs. The 2016 Incentive Plan and the 2007 Incentive Plan (collectively the “2016 and 2007 Plans”) permit the award of restricted shares or RSUs to directors and key employees, including our officers who are from time to time responsible for the management, growth and protection of our business. Restricted shares granted under the 2016 and 2007 Plans generally vest either in full upon three years from the date of grant, on a pro-rata basis over a three year term or upon retirement at or after age 60. The fair value of restricted shares that vest solely based on continued service under the 2016 and 2007 Plans is determined by the product of the number of shares granted and the grant date market price of our common stock.

Executive Long-Term Incentive Compensation Plan. In 2015, the Compensation Committee approved the adoption of the Executive Long-Term Incentive Compensation Plan (the “ELTI Plan”), pursuant to which the NEOs may earn variable equity payouts based upon the Company achieving certain key performance metrics. The purpose of the ELTI Plan is to provide participants with a long-term incentive program that is market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Committee may designate from time to time. As and to the extent determined by the Committee as part of the annual compensation planning process for participants, the CEO will participate in the ELTI Plan at a rate determined by the Committee. No individual will have an automatic right to participate in the ELTI Plan. The ELTI Plan was initially adopted pursuant to the 2007 Omnibus Stock Incentive Plan and is now administered under the 2016 Omnibus Stock Incentive Plan beginning in 2017. A summary of the 2016 terms and applicable award opportunities, granted by the Committee to the NEOs, is provided below.

During the beginning of 2016, the Company’s CEO recommended employees to the Committee for participation in the ELTI Plan for 2016 and their respective specific levels of proposed participation. Awards granted to eligible employees under the ELTI Plan may be in the form of RSUs, PSUs, or both. To pursue the key objective of linking executive compensation with Company performance, the Committee delivered at least 50% of the 2016 awards as PSUs (Mr. Thelen was awarded two-thirds (2/3) of his 2016 award as PSUs).

General.

Except as described in, or incorporated by reference into, this Offer to Purchase or the Schedule TO, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

The address for each of our directors and executive officers is 600 North Hurstbourne Parkway, Suite 400, Louisville, Kentucky 40222.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears material to our business that might be materially and adversely affected by our acquisition of Shares as contemplated by our Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated by our Offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under our Offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Applicable laws place limitations on the ability of persons to invest in or acquire control of us without providing notice to or obtaining approval of our regulators.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax considerations relevant to the Offer to U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect on the date hereof, and changes to any of which could materially affect the tax consequences described herein and could be made on a retroactive basis. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion deals only with Shares held as capital assets (generally, property held for investment) and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders whose functional currency is not the United States dollar, U.S. Holders holding their Shares through non-U.S. brokers or other non-U.S. intermediaries, insurance companies, tax-exempt entities, partnerships or other pass through entities and investors therein, persons who acquired their Shares as compensation, persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle, or persons required to accelerate the recognition of any item of gross income with respect to our Shares as a result of such income being recognized on an applicable financial statement). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the Offer, or any U.S. federal tax consequences other than income tax consequences. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding Shares should consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-Participation in the Offer.

Shareholders who do not participate in the Offer will generally not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders.

An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder that exchanges Shares for cash pursuant to the Offer will be treated as having sold the Shares for U.S. federal income tax purposes if the exchange (a) results in a “complete redemption” of all of such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of Shares that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder generally will be treated as owning Shares owned by certain family members and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete redemption” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of constructive ownership of Shares) immediately after the exchange. U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution are advised to consult their tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of Shares for cash pursuant to the Offer generally will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash pursuant to the Offer fails to satisfy either the “complete redemption” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate equity interest in us. An exchange of Shares for cash pursuant to the Offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 of the Code in their particular circumstances.

Sale Treatment. If a U.S. Holder that exchanges Shares for cash pursuant to the Offer is treated under the Section 302 Tests as having sold the Shares for U.S. federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost on the same date) that we purchase from the U.S. Holder pursuant to the Offer.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as having sold its Shares for U.S. federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by certain non-corporate U.S. Holders (including individuals) are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it may be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer are not treated as dividends, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis (determined separately for each block of Shares) of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any adjusted basis in the Shares tendered will generally be transferred to any remaining Shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. In addition, depending on the total number of Shares purchased pursuant to the Offer, it is possible that a tendering U.S. Holder’s percentage interest in us (including any interest attributable to Shares constructively owned by the U.S. Holder) could increase even though the total number of Shares held by such U.S. Holder decreases. Accordingly, a tendering U.S. Holder may choose to submit a conditional tender under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s shares must be purchased by the Company if any such shares so tendered are to be purchased. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. In any event, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply with respect to payments made to a tendering U.S. Holder, unless (i) in the case of backup withholding, the U.S. Holder provides such holder’s correct taxpayer identification number (generally on IRS Form W-9), certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or (ii) such U.S. Holder is otherwise exempt from information reporting and backup withholding. Certain U.S. Holders (including, among others, corporations) are considered exempt recipients for these purposes.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Sale Treatment. A Non-U.S. Holder that exchanges Shares for cash pursuant to the Offer and is treated under the Section 302 Tests as having sold the Shares for U.S. federal income tax purposes will not be subject to U.S. federal income tax on any gain realized unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the five-year period ending on the date of sale (or, if shorter, the Non-U.S. Holder’s holding period).

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and have not been during the last five years, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not, or have not been during the last five years, a USRPHC. Even if we are or have been a USRPHC, however, so long as the Shares are regularly traded on an established securities market during the calendar year in which the sale occurs, only a Non-U.S. Holder who holds or held (at any time during the five-year period ending on the date of sale (or, if shorter, the Non-U.S. Holder’s holding period)) more than 5% of the Shares will be subject to U.S. federal income tax on any gain realized.

Distribution Treatment. Subject to the discussion below on effectively connected income, amounts paid to a Non-U.S. Holder that are treated as dividends generally will be subject U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If the Non-U.S. Holder is treated as receiving a dividend from us pursuant the Offer and such amount is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividend is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and is includible in such holder’s gross income.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Because an applicable withholding agent may not know whether a particular shareholder qualifies for sale or exchange treatment, the Depositary or other applicable withholding agent may treat the cash received by a

Non-U.S. Holder participating in the Offer as a dividend distribution from us. In such case, the Depositary or other applicable withholding agent may withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder unless the Depositary or other applicable withholding agent determines that an exemption from withholding or a reduced rate of withholding is available.

Generally, to establish an applicable exemption from, or reduced rate of, U.S. federal withholding tax, a Non-U.S. Holder must deliver to the Depositary or other applicable withholding agent an applicable IRS Form W-8, as described above. The Depositary or other applicable withholding agent may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments made to a Non-U.S. Holder pursuant to the Offer. The IRS may make the information returns available to tax authorities in the country in which a Non-U.S. Holder is resident. In addition, a Non-U.S. Holder may be subject to U.S. backup withholding with respect to these payments unless it provides an applicable IRS Form W-8. Additional rules relating to information reporting and backup withholding apply with respect to payments made to or through brokers with certain U.S. connections.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the per-Share consideration offered in the Offer to holders of Shares or by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer and disclose the changes promptly to shareholders to the extent required by Rules 13e-4(d)(2) and 13e-4 (e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1)        we increase or decrease the range of prices offered to be paid for Shares, or increase or decrease the aggregate purchase price of Shares sought in the Offer and, in the event of an increase in the aggregate purchase price of Shares sought in the Offer, the increase exceeds the equivalent of 2% of the Shares outstanding; and

(2)        the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.	Fees and Expenses; Dealer Manager; Information Agent; Depositary.

We have retained J.P. Morgan Securities LLC to act as Dealer Manager in connection with the Offer, and they will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify it against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various commercial banking, investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us. An affiliate of the Dealer Manager is administrative agent, collateral agent and a lender under our credit agreement.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Shares in proprietary and customer accounts, and, to the extent they hold Shares in these accounts at the time of the Offer, the Dealer Manager and its affiliates may tender Shares from proprietary and customer accounts pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent in connection with the Offer. As Information Agent, Georgeson LLC may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson LLC, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. American Stock Transfer & Trust Company, LLC, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Company, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

16.	Miscellaneous.

We are not aware of any U.S. State where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. State in which the making of the Offer is not in compliance with the applicable laws of such State, we will make a good faith effort to comply with such applicable law. If, after such good faith effort, we cannot comply with the applicable law of such State or States, we will not make the Offer to (nor will we accept tenders of Shares from or on behalf of) the stockholders residing in such U.S. State. In any U.S. State where the applicable securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares. We are providing you only with information contained in this Offer to Purchase and the related Letter of Transmittal. We have not authorized anyone to make any recommendation or representation or give any other information to you. If you receive a recommendation or other information or representation, you must not rely upon such recommendation, information or representation as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

Churchill Downs Incorporated

January 10, 2018

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of Churchill Downs Incorporated or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By First-Class, Registered or Certified Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Express Mail or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Call Toll Free: (866) 628-6024

The Dealer Manager for the Offer is:

J.P. Morgan

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Call Toll Free: (877) 371-5947

Direct: (212) 622-4401